Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, originally effective as of January 1, 1999 and amended by the First Amendment to Employment Agreement dated as of December 31, 1999, (collectively the "Previous Employment Agreement"), is amended and restated effective as of December 23, 2008, by and between COMPUCREDIT CORPORATION, a Georgia corporation ("CompuCredit"), and RICHARD R. HOUSE, JR., an individual resident of the State of Georgia ("Employee").  This Agreement amends, restates and supersedes the Previous Employment Agreement.

W I T N E S S E T H:

WHEREAS, the parties hereto entered into that certain employment agreement, effective as of January 1, 1999, providing for the employment of Employee by CompuCredit on the terms and conditions therein; and

WHEREAS, the parties amended that certain employment agreement by the First Amendment to Employment Agreement, effective as of December 31, 1999; and

WHEREAS, in consideration of, among other things, CompuCredit's promotion of Employee to President, increasing Employee's compensation and granting Employee additional stock options, Employee agreed to devote 100% of his business efforts to CompuCredit; and

WHEREAS, the Company and the Employee now desire to amend and restate the Previous Employment Agreement to reflect the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder.

NOW, THEREFORE, for and in consideration of the Employee's continued employment with CompuCredit and the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CompuCredit and Employee hereby agree to amend and restate the Original Agreement as follows and hereby intend that the parties' respective rights, duties and obligations with respect to Employee's employment with CompuCredit shall hereinafter be set forth below:

1.0           RELATIONSHIP ESTABLISHED.  Upon the terms and subject to the conditions of this Agreement, CompuCredit hereby employs Employee to serve as the President of CompuCredit, and, as such, Employee shall perform the executive level services (the "Services") for CompuCredit as delegated to him from time to time by CompuCredit's Chief Executive Officer (or his designee).  Employee hereby agrees to devote 100% of his business time, attention, energy and skill exclusively to performing his obligations and duties hereunder and to engage in no business activities other than the performance of his obligations and duties hereunder, except for those specific activities as the CEO of CompuCredit shall approve in advance in writing. Employee shall perform his obligations and duties hereunder diligently, faithfully and to the best of his abilities and, in doing so, shall comply with applicable CompuCredit policies and procedures. During the "Term" (as defined below) Employee shall not, directly or indirectly, make any advance, loan, extension of credit or capital contribution to, or purchase any stocks, bonds or other securities of, or make any investment in, any individual, partnership, corporation, limited liability company, trust, trustee, joint stock company, unincorporated organization, joint venture, association, governmental authority or other entity (each, an "Entity") other than CompuCredit without the prior written consent of the CEO of CompuCredit; PROVIDED, HOWEVER, that Employee shall be permitted to have a direct or indirect equity ownership of no greater than 2% of the equity of an Entity listed on a major U.S. exchange or traded on a NASDAQ over-the-counter market.

2.0           TERM; TERMINATION.

2.1           TERM OF EMPLOYMENT. The term of Employee's employment under this Agreement shall commence on the date hereof and shall continue indefinitely on an at will basis, subject to termination at any time by either party on not less than thirty (30) days prior written notice by either party, or as otherwise provided pursuant to Section 2.2 of this Agreement.  The period of time Employee is employed by CompuCredit shall be referred to as the "Term."

2.2           TERMINATION OF EMPLOYMENT.

(a)           This Agreement shall automatically and immediately terminate upon the death of Employee; or

(b)           Either party may terminate this Agreement upon the Complete Disability of Employee. "Complete Disability", as used herein, shall mean the inability of Employee by reason of any physical or mental impairment to perform fully and effectively, as determined in the reasonable judgment of a competent physician selected in good faith by CompuCredit, the Services on a full time basis for an aggregate of 90 days in any period of 180 consecutive days.

(c)           In addition to any other rights or remedies available to CompuCredit, CompuCredit may, in its sole discretion, terminate Employee's employment for Cause effective immediately upon delivery of written notice to Employee.  In this Agreement, "Cause" means the reasonable, good faith determination of a majority of the Board of Directors of CompuCredit that:

(i) (A) Employee has committed an act constituting fraud, deceit or intentional material misrepresentation with respect to CompuCredit or any client, customer or supplier of CompuCredit; (B) Employee has embezzled funds or assets from CompuCredit or any client or customer of CompuCredit; (C) Employee has engaged in willful misconduct or gross negligence in the performance of the Services; (D) Employee has failed to comply with any of the terms of Section 1 or Section 9 hereof;

(ii)           Employee has breached or defaulted in the performance of any other provision of this Agreement and has not cured such breach or default to CompuCredit's reasonable satisfaction within thirty (30) days after receiving notice thereof; or

(iii)           Employee's conduct is materially detrimental to the reputation of CompuCredit which Employee has not cured (if such conduct is curable in Employer's reasonable opinion) to CompuCredit's reasonable satisfaction within ten (10) days after receiving notice thereof.

(d) The date on which Employee's employment expires or terminates for any reason is referred to herein as the "Termination Date."

3.0           COMPENSATION.

(a) During the Term, CompuCredit shall pay Employee as compensation for the Services an annual salary as set forth on EXHIBIT A hereto and incorporated herein by reference. Such compensation shall be payable in substantially equal semi-monthly installments or in such other installments or at such other intervals as may be the policy of CompuCredit from time to time, but no less frequently than monthly, and shall be subject to such deductions and withholdings as are required by law or policies of CompuCredit in effect from time to time. Employee's salary per annum may from time to time be adjusted as agreed in writing by both CompuCredit and Employee.

(b) Prior to the commencement of each fiscal year or within three (3) months following the commencement of each such fiscal year, Employee and CompuCredit shall in good faith mutually establish bonus amounts and targets for Employee for such fiscal year. Subject to Section 3(d) below, any bonus earned by Employee shall be prorated for any partial fiscal year worked by Employee.  Any bonus payments due hereunder shall be payable to the Employee no later than 2 ½ months after the end of the calendar year in which Employee becomes vested in such bonus for purposes of Section 409A of the Internal Revenue Code.

(c) Notwithstanding anything to the contrary herein, if this Agreement is terminated for any of the reasons set forth in Section 2 hereof, CompuCredit shall be released of its obligation to pay further compensation or benefits to Employee as set forth in this Agreement; PROVIDED, HOWEVER, subject to Section 20.0 below, that Employee shall be entitled to receive (i) any salary already earned under Section 3(a) above as set forth therein, and (ii) a portion of any previously agreed upon bonus (prorated based upon full months worked by Employee) for any fiscal year in which Employee worked for CompuCredit for at least 6 months within thirty (30) days of the Termination Date.  Employee will not be entitled to any severance or other benefits upon any termination of his employment hereunder.

4.0           VACATION. During the Term of this Agreement, Employee shall be entitled to such number of weeks of paid vacation in each calendar year of the Term as is provided in, and in accordance with, CompuCredit's policies in effect from time to time for management employees.

5.0           BENEFITS. During the Term of this Agreement, Employee shall be entitled to participate in executive employee benefit plans generally provided by CompuCredit to its executives, but only if and to the extent provided from time to time in such executive benefits plans and for so long as CompuCredit provides or offers such benefit plans.

6.0           REIMBURSEMENT FOR EXPENSES. CompuCredit shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the performance of the Services hereunder for travel; entertainment and other miscellaneous expenses to the extent such expenses are consistent with CompuCredit's reimbursement policy as the same shall be in effect from time to time. Reimbursement shall be made only against an itemized list of such expenses submitted to CompuCredit by Employee within thirty (30) days after being incurred, and, to the extent requested by CompuCredit, receipts and invoices evidencing such expenses.  In no event shall any such reimbursement be made later than thirty (30) days after the period for submitting such itemized list expires.

7.0           CONFIDENTIALITY.

(a)           PROPRIETARY INFORMATION. Employee acknowledges that as an employee of CompuCredit, he may from time to time have access to and be provided with trade secrets (as defined under applicable law), and other confidential, secret and proprietary information including without limitation, financial statements or information, technical or nontechnical data, formulae, compilations, programs, methods, data, financial plans, models, product plans, marketing or sales strategies, portfolio information, or lists of actual or potential borrowers, loan program participants or other customers not generally available to the public concerning any aspect of the products, services or businesses of CompuCredit, its affiliates, or its and their officers, directors, employees, advisers, agents or other personnel (collectively, "Proprietary Information"). Employee agrees that he will not, directly or indirectly, disclose, publish, disseminate or use any confidential information except as authorized herein. Employee may use confidential information to perform the Services but in doing so will only allow dissemination of confidential information to any Entity on a strict need-to-know basis (provided such persons are first informed of the confidential nature of such information and directed to use or disclose it only as permitted herein). If disclosure of any Confidential Information is required by law, a court or agency of the government, then Employee may make such disclosure after providing CompuCredit with reasonable notice, to the extent that providing such notice to CompuCredit is legally permissible, so that CompuCredit may seek protective relief.

(b)           Notwithstanding the provisions of Section 7(a) above, the following shall not be considered to be Proprietary information: (i) any information that was in the public domain through no fault or act of Employee prior to the disclosure thereof to Employee; (ii) any information that came to House during any employment prior to that with CompuCredit, with the exception of information gained while working at Equifax on behalf of CompuCredit; (iii) any information that comes into the public domain through no fault or act of Employee; and (iv) any confidential business information that is not a trade secret on the three (3) year anniversary of the Termination Date; PROVIDED, HOWEVER, that the limited duration of the confidentiality obligation with regard to Proprietary Information not constituting a trade secret shall not operate or be construed as affording Employee any right or license thereafter to use Proprietary Information, or as a waiver by CompuCredit of the rights and benefits otherwise available to CompuCredit under the laws governing the protection and enforceability of patents, trade secret and other intellectual property.

(c)           RETURN OF MATERIALS.  On or before the Termination Date, or when otherwise requested by CompuCredit, Employee will deliver promptly to CompuCredit all Proprietary Information and all other files, customer lists, management reports, drawings, memoranda, forms, financial data and reports and other materials or documents and equipment provided to, or obtained or created by Employee in connection with the Services (including all copies of the foregoing, and including all notes, records and other materials of or relating to CompuCredit or their respective customers) in his possession or control and shall destroy all other Proprietary Information in his possession.

8.0           TRANSFER AND ASSIGNMENT TO COMPUCREDIT.

(a) To the greatest extent possible, any Work Product will be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. ss. 101 et Seq., as amended) and owned exclusively by CompuCredit. In this Agreement, "Work Product" means work product, property, data, documentation, "know-how," concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Employee while employed by CompuCredit. Employee hereby unconditionally and irrevocably transfers and assigns to CompuCredit all right, title and interest Employee has or will have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights. Employee agrees to execute and deliver to CompuCredit any transfers or other instruments which CompuCredit may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in CompuCredit.

(b) POWER OF ATTORNEY. Employee hereby irrevocably constitutes and appoints CompuCredit as his agent and attorney-in-fact, with full power of substitution, in the name, place and stead of Employee, to execute and deliver any and all assignments or other instruments described in Section 8(a) above that Employee fails or refuses promptly to execute and deliver. The foregoing power and agency are coupled with an interest and are irrevocable.

9.0           COVENANT AGAINST COMPETITION.

(a)           Employee acknowledges that the Proprietary Information that he has acquired and will acquire, prior to and during the Term, includes and will include information that could be used by Employee on behalf of a Competitor (as hereinafter defined), its affiliates or others to the substantial detriment of CompuCredit. Moreover, the parties recognize that Employee during the course of his employment with CompuCredit will develop important relationships with customers and others having valuable business relationships with CompuCredit. In view of the foregoing, Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect CompuCredit's legitimate business interests and goodwill. If Employee is terminated without Cause, he will only be bound by the covenant against competition if CompuCredit elects to pay Employee his then current salary for the one (1) year period of time from and after the Termination Date.  Any such payments to be made during such one (1) year period shall be made in the same manner as Employee’s annual salary as of the Termination Date, subject to Section 20.0 below.

(b)           DEFINITIONS.

(i) "COMPETITIVE POSITION"- (A) the direct or indirect equity ownership (excluding ownership of less than 2% of the equity of an Entity listed on a major U.S. exchange or traded on a NASDAQ over-the-counter market) or control of all or any portion of a "Competitor" (as hereinafter defined), or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Employee and any Competitor whereby Employee is required to perform services substantially similar to the Services.

(ii) "COMPETITOR"- Any Entity who provides services substantially similar to Company Services.

(iii) "CUSTOMERS"- All Persons within the Territory during the one-year period prior to the Termination Date (A) to whom Employee offered or sold any of the CompuCredit's products or services (including, without limitation, any opportunity to participate in any loan program established by CompuCredit), (B) to whom were offered or sold any of CompuCredit's products or services or about whom Employee had Proprietary Information, (C) who were approached by CompuCredit with regard to a product, or (D) who were identified as potential customers by CompuCredit's models or processes.

(iv) "COMPANY SERVICES"- (A) purchasing, holding, and selling credit card and home equity loans (purchased, held or sold by CompuCredit), or portfolios thereof, or both, (B) providing servicing services, (C) engaging in the business of making credit card and home equity loans to consumers; and (D) providing and marketing those products and services offered by CompuCredit at the date hereof.

(v) "TERRITORY"- The United States, which is the territory within which customers and accounts of CompuCredit will be located and where Employee will provide Services during the term of his employment under this Agreement.

(c)           COVENANTS OF EMPLOYEE.  In consideration of Employee's employment by CompuCredit and CompuCredit's providing to Employee the consideration described in Section 3 above, and based on and subject to the provisions set forth in Section 9(a) above, Employee agrees that, during the Term and for a period of one (1) year from and after the termination of Employee's employment hereunder for any reason, Employee will not, without the prior written consent of CompuCredit, directly or indirectly for or on behalf of any Person other than CompuCredit, as principal, agent or otherwise:

(i) take any action in furtherance of a Competitive Position; or

(ii) solicit Customers for the purpose of providing services competitive with any of the Company Services; or solicit or induce (or attempt to do so) to leave employment with CompuCredit anyone who is or was, during the last year of Employee's relationship with CompuCredit, an employee of CompuCredit or an affiliated Entity who would provide similar services to a Competitor.

(d) Employee hereby represents and warrants to CompuCredit that he is not now a party to any agreement, court order, decree or other restriction which restricts him from using or disclosing to any party any information deemed to be proprietary or confidential or deemed to be a trade secret, of which in any way restricts Employee from engaging in or rendering any of the Services.

10.0RESTRICTIONS UPON SALE OF SHARES.

(a) In further consideration of the terms of employment granted herein by CompuCredit to Employee, Employee hereby agrees that (i) throughout the entire Term he will not, without CompuCredit's prior written consent or except as otherwise provided in subsection (b) of this Section 10, sell or dispose of more than 150,000 shares of CompuCredit's common stock owned by him as of the date hereof, and (ii) in selling any CompuCredit shares of common stock during the Term, as permitted by the preceding clause (i), he will advise CompuCredit in advance of such sales and will use reasonable efforts to effect such sales so as to minimize any adverse consequences to transactions proposed by CompuCredit which involve its common stock.

(b) Notwithstanding the provisions of subsection (a) above, Employee may, throughout the entire Term, sell or dispose up to that number of shares of CompuCredit common stock (inclusive of the 150,000 shares permitted under subsection (a)) proportionate (in terms of equivalent percentage of CompuCredit shares owned) to the number of shares of CompuCredit common stock sold or disposed of during the Term by Frank J. Hanna III or David G. Hanna, whichever is greater.

(c) The restrictions contained in this Section 10 shall lapse upon a Change of Control. For this purpose, a "Change of Control" shall mean the acquisition by any single person or entity or related persons or entities of either substantially all the assets of the CompuCredit or more than fifty percent (50%) of the outstanding and issued common stock of CompuCredit.

11.0           INTERPRETATION; SEVERABILITY. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. It is understood and agreed that the provisions hereof are severable; if such provisions shall be deemed invalid or unenforceable as to any period of time, territory, or business activity, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable, and the unenforceability of any provisions hereof shall not in any event cause any other provision hereof to be unenforceable. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.0           RELIEF.  In the event of any threatened or actual breach of the provisions of this Agreement by either party, the other party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

13.0           NONWAIVER.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

14.0           NOTICES.  Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

(a)	If to CompuCredit:	CompuCredit Corporation

(b)	If to Employee:	Richard R. House, Jr.

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so delivered or five (5) days after the date so mailed.

15.0           GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

16.0           ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the sole and entire agreement between the parties hereto with respect to CompuCredit's employment of Employee and supersedes all prior discussions and agreements between the parties relating to such employment, including, without limitation, the Initial Agreement and the First Amendment, and any such prior agreements shall, from and after the date hereof, be null and void. Employee is a sophisticated businessperson and has received such documents and other information as he has deemed necessary to make his own independent judgment as to the merits of this Agreement and the remuneration that he will receive as a result hereof; further, it is hereby agreed by Employee that neither CompuCredit nor any affiliated entities have made any representation to Employee other than those specifically set forth in this Agreement. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

17.0           PARTIES BENEFITED. This Agreement shall inure to the benefit of, and be binding upon Employee, CompuCredit, and its respective heirs, legal representatives, successors and assigns; provided that, as to Employee, this is a personal service contract and Employee may not assign this Agreement or any part hereof.

18.0           TAX CONSEQUENCES. CompuCredit shall have no obligation to Employee with respect to any tax obligation Employee incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefit plans, if any, in which Employee may hereafter participate, or arising from any payments made or to be made hereunder or thereunder.

19.0           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement.

20.0           NONQUALIFIED DEFERRED COMPENSATION OMNIBUS PROVISION.  It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid and provided in a manner, and at such time, including without limitation, payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., death, disability, separation from service from CompuCredit and its affiliates as defined for purposes of Section 409A of the Internal Revenue Code), and in such form, as complies with the applicable requirements of Section 409A of the Internal Revenue Code to avoid the unfavorable tax consequences provided therein for non-compliance.  In connection with effecting such compliance with Section 409A of the Internal Revenue Code, the following shall apply:

           (a)           Neither Employee nor CompuCredit shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Internal Revenue Code (including any transition or grandfather rules thereunder).

(b)           If Employee is a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any payment or provision of benefits in connection with a separation from service event (as determined for purposes of Section 409A of the Internal Revenue Code) shall not be made until the earlier of (i) Employee’s death or (ii) six (6) months after Employee’s separation from service (the “409A Deferral Period”).  In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  In the event benefits are required to be deferred, any such benefits may be provided during the 409A Deferral Period at Employee’s expense, with Employee having a right to reimbursement from CompuCredit once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(c)           For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Internal Revenue Code.

(d)           For purposes of determining time of (but not entitlement to) payment or provision of deferred compensation under this Agreement under Section 409A of the Internal Revenue Code in connection with a termination of employment, termination of employment will be read to mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code where it is reasonably anticipated that no further services would be performed after that date or that the level of bona fide services Employee would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

(e)           For purposes of this Agreement, a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code shall be determined on the basis of the applicable 12-month period ending on the specified employee identification date designated by CompuCredit consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

(f)           Notwithstanding any other provision of this Agreement, CompuCredit shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Internal Revenue Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPUCREDIT CORPORATION

By:           /s/ David G. Hanna
David G. Hanna, Chief Executive Officer

/s/ Richard R. House, Jr.
Richard R. House, Jr.

EXHIBIT A

Salary per annum                                                                                                                  $1,000,000